Offer by

Each of

Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
and
Neuberger Berman Real Estate Securities Income Fund Inc.
(each, a “Fund”)

to Purchase for Cash an Offer Amount of
Common Stock as Described Herein

EACH FUND’S OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 16, 2009, UNLESS THE OFFER IS EXTENDED.

EACH FUND’S OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON THE FUND OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK (AS DEFINED HEREIN) BEING TENDERED. EACH OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFERS – CONDITIONS TO EACH OFFER.”

NO FUND NOR ANY BOARD OF DIRECTORS (“BOARD”), IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF COMMON STOCK (“STOCKHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON STOCK IN AN OFFER. EACH STOCKHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING AN OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH AN OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

COMMON STOCK TENDERED IN AN OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT OUR EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

IMPORTANT STOCKHOLDER INFORMATION

If you wish to tender all or any part of your shares of Common Stock, you should either (i)(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to Mellon Investor Services LLC, the depositary for each Offer, or (b) deliver such Common Stock pursuant to the procedures for book-entry transfers set forth in the section “The Offers – Procedure for Tendering Common Stock” prior to the expiration date of the applicable Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Stock.

If you desire to tender your Common Stock and your Common Stock is not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Common Stock by following the procedures for guaranteed delivery set forth in the section “The Offers – Procedure for Tendering Common Stock.”

To tender your Common Stock, you must follow the procedures described in the materials enclosed herewith. A Fund may reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offers appears on pages 1-5 hereof.

If you have questions about an Offer, you can contact Mellon Investor Services LLC, the information agent for the Offers, at its respective addresses and telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter(s) of Transmittal and the Notice of Guaranteed Delivery from the information agent, or your broker, dealer, commercial bank, trust company or other nominee.

IF YOU DO NOT WISH TO TENDER YOUR COMMON STOCK, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFERS.

September 18, 2009

_______________________

TABLE OF CONTENTS
_______________________

SUMMARY TERM SHEET

This summary term sheet is a brief description of the material provisions of the offers being made by (1) Neuberger Berman California Intermediate Municipal Fund Inc., a Maryland corporation (“California Intermediate”), to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), (2) Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation (“Income Opportunity”), to purchase for cash up to 10% of its outstanding shares of Common Stock, and (3) Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (“Real Estate Income”), to purchase for cash up to 5% of its outstanding shares of Common Stock (which, with respect to a Fund, constitutes the “Offer” and, collectively, the “Offers”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Fund’s Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, with respect to a Fund, constitute the “Offer Documents”). The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share (“NAV”) as determined by a Fund at the close of regular trading on the New York Stock Exchange (the “NYSE”) on October 16, 2009, or such later date to which the Fund’s Offer is extended.

The following are some of the questions you, as a Stockholder of a Fund, may have and answers to those questions. You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

HOW MANY SHARES OF COMMON STOCK ARE THE FUNDS OFFERING TO PURCHASE?

Each of California Intermediate and Income Opportunity is offering to purchase up to 10% of its outstanding shares of Common Stock and Real Estate Income is offering to purchase up to 5% of its outstanding shares of Common Stock (such amount, with respect to a Fund, constituting the “Offer Amount”). If the number of shares of Common Stock properly tendered and not withdrawn prior to the date and time a Fund’s Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of its Offer, purchase all Common Stock tendered. If more shares of Common Stock than the Offer Amount is properly tendered and not withdrawn prior to the date an Offer expires, the applicable Fund will purchase the Offer Amount on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock). Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date of an Offer. Stockholders may obtain such preliminary information from Mellon Investor Services LLC, the information agent for each Offer (the “Information Agent”), and may be able to obtain such information from their broker. Stockholders cannot be assured that all of their tendered Common Stock will be repurchased. Common Stock tendered in an Offer that is not purchased because of proration will be returned at our expense to you or to other persons at your discretion. See “The Offers – Terms of each Offer; Expiration Date.”

HOW MUCH ARE YOU OFFERING TO PAY FOR MY COMMON STOCK AND WHAT IS THE FORM OF PAYMENT?  WILL I  HAVE TO PAY ANY FEES OR COMMISSIONS?

The price to be paid for each Fund’s Common Stock is an amount per share, net to the seller in cash, equal to 98% of the NAV as determined by the Fund at the close of regular trading on the NYSE on October 16, 2009, or such later date to which the Fund’s Offer is extended. On September 15, 2009, the NAV of California Intermediate was $14.40; the NAV of Income Opportunity was $6.32; and the NAV of Real Estate Income was $3.02. Of course, the NAV can change every business day. See “The Offers – Terms of each Offer; Expiration Date,” and “The Offers – Acceptance for Payment and Payment.”

If you tender your Common Stock to us in an Offer, you will not have to pay us brokerage fees, commissions or similar expenses. If you own Common Stock through a broker or other nominee, and your broker tenders your Common Stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WHAT IS THE MARKET VALUE OF MY COMMON STOCK AS OF A  RECENT DATE?

On September 15, 2009, the closing price of a share of Common Stock of California Intermediate on the NYSE Amex (formerly, the American Stock Exchange) was $13.38; the closing price of a share of Common Stock of Income Opportunity on the NYSE Amex was $5.75; and the closing price of a share of Common Stock of Real Estate Income on the NYSE Amex was $2.89. We advise you to obtain a recent quotation for Common Stock before deciding whether to tender your Common Stock. See “The Offers – Terms of each Offer; Expiration Date.”

HOW LONG DO I  HAVE TO DECIDE WHETHER TO TENDER IN AN OFFER?

You have until 5:00 p.m., New York City time, on October 16, 2009, to decide whether to tender your Common Stock in an Offer. Further, if you cannot deliver everything required to make a valid tender to Mellon Investor Services LLC, the depositary for each Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offers – Procedure for Tendering Common Stock.”

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. Assuming each Fund purchases the Offer Amount at 98% of the September 15, 2009 NAV, the total cost, not including fees and expenses incurred in connection with the Offers, will be approximately $8,634,502 for California Intermediate, $9,879,828 for Income Opportunity and $ 10,136,940 for Real Estate Income. Each Fund intends to use cash on hand and also may sell portfolio securities to pay the purchase price for Common Stock tendered. See “The Offers – Source and Amount of Funds.” In addition, Real Estate Income may borrow pursuant to a credit facility that it has with State Street Bank and Trust Company.

HOW DO I TENDER MY COMMON STOCK IN THE OFFERS?

To tender Common Stock in an Offer, you must deliver a completed Letter of Transmittal to the Depositary not later than the time the Offer expires. If your Common Stock is held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Common Stock through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary prior to the expiration date of an Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three trading day period. See “The Offers – Procedure for Tendering Common Stock.”

WHEN AND HOW WILL I BE PAID FOR MY TENDERED COMMON STOCK IN AN OFFER?

Each Fund will pay for all validly tendered and not withdrawn Common Stock, subject to the proration provisions noted in its Offer, promptly after the expiration date of its Offer, subject to the satisfaction or waiver of the conditions to its Offer, as set forth in “The Offers – Conditions to each Offer.” Each Fund, however, does reserve the right, in its sole discretion, to delay payment for Common Stock pending receipt of any regulatory or governmental approvals to its Offer as described under the caption “The Offers – Plans and Proposals of the Funds; Regulatory Approvals.” Each Fund will pay for your validly tendered and not withdrawn Common Stock by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Stock will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, any other required documents for such Common Stock or, for Common Stock held in street name, confirmation of a book-entry transfer of such Common Stock (as described in “The Offers – Procedure for Tendering Common Stock”).

UNTIL WHAT TIME CAN I WITHDRAW TENDERED COMMON STOCK IN AN OFFER?

You can withdraw tendered Common Stock at any time until the applicable Offer has expired and, if the Fund has not agreed to accept your Common Stock for payment by November 16, 2009, you can withdraw them at any time after such time until the Fund accepts Common Stock for payment. See “The Offers – Withdrawal Rights.”

HOW DO I WITHDRAW TENDERED COMMON STOCK IN AN OFFER?

To withdraw Common Stock, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent) with the required information to the Depositary, while you have the right to withdraw the Common Stock. If your Common Stock is held in street name by your broker, dealer, bank, trust company or other nominee, contact that firm to withdraw your tendered Common Stock.

Withdrawals of tenders of Common Stock may not be rescinded, and any Common Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Common Stock may be retendered by following one of the procedures described in the section “The Offers – Procedure for Tendering Common Stock” of this Offer to Purchase at any time prior to the expiration date. See “The Offers – Withdrawal Rights.”

WILL I HAVE TO PAY TAXES IF A FUND PURCHASES MY COMMON STOCK IN AN OFFER?

Generally, your sale of Common Stock pursuant to an Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, the sale of Common Stock for cash will be treated either as (1) a sale or exchange of Common Stock, or (2) a distribution with respect to your Common Stock potentially taxable as a dividend. See “The Offers – Material Tax Considerations.”

You are urged to consult with your own tax advisor to determine the tax consequences of participating in an Offer.

WHAT IS THE PURPOSE OF THE OFFERS?

The Offers are part of semi-annual tender offer programs consisting of up to four tender offers over a two-year period that were approved by the Boards in February 2009 (each a “tender offer program”). Under a tender offer program, if a Fund’s Common Stock trades at an average daily discount to NAV of greater than 10% during a 12-week measurement period, the Fund would conduct a tender offer for between 5% and 20% of its outstanding shares of Common Stock at a price equal to 98% of its NAV determined on the day the tender offer expires. Each tender offer program, along with the tender offer that was completed in May 2009, were considered as part of each Board’s review of available options to enhance Stockholder value and are the latest in a series of steps taken by each Board and Neuberger Berman Management LLC, each Fund’s investment manager, to address the discount at which the Funds’ Common Stock has typically traded. The Boards will continue their comprehensive review of potential actions that may benefit the Funds and their Stockholders. See “The Offers – Purpose of the Offers.”

Please bear in mind that no Fund nor any Board has made any recommendation as to whether or not you should tender your Common Stock. Stockholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Common Stock and, if so, how many shares of Common Stock to tender.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFERS?

The Offers are not conditioned upon the Funds obtaining financing or upon any minimum number of shares of Common Stock being tendered. The Offers are, however, subject to other conditions. See “The Offers – Conditions to each Offer.”

IF I DECIDE NOT TO TENDER MY COMMON STOCK IN AN OFFER,  HOW WILL THE OFFER AFFECT MY COMMON STOCK?

If you decide not to tender your Common Stock, you will still own the same number of shares of Common Stock, and your Fund will still be a public company listed on the NYSE Amex. However, you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Common Stock. These risks may include greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of a Fund as a result of its Offer may result in less investment flexibility for the Fund, depending on the number of shares of Common Stock repurchased, and may have an adverse effect on the Fund’s investment performance. The purchase of Common Stock in an Offer may reduce the number of holders of Common Stock and will reduce the number of shares of Common Stock that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Common Stock the public holds. See “The Offers – Certain Effects of the Offers.”

CAN THE OFFERS BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

An Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied. See “The Offers – Extension of Tender Period; Termination; Amendment.”

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

If we decide to extend an Offer, we will inform Mellon Investor Services LLC, the Depositary and Information Agent for each Offer, of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See “The Offers – Extension of Tender Period; Termination; Amendment.”

WHO CAN I TALK TO IF I  HAVE QUESTIONS ABOUT THE OFFERS?

You can call Mellon Investor Services LLC, the Information Agent for the Offers, at (866) 223-8669 (toll free).

To the Holders of Shares of Common Stock:

INTRODUCTION

Neuberger Berman California Intermediate Municipal Fund Inc., a Maryland corporation (“California Intermediate”), hereby offers to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”); Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation (“Income Opportunity”), hereby offers to purchase for cash up to 10% of its outstanding shares of Common Stock; and Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (“Real Estate Income”), hereby offers to purchase for cash up to 5% of its outstanding shares Common Stock (which, with respect to a Fund, constitutes the “Offer” and, collectively, the “Offers”). Each of these offers is upon the terms and subject to the conditions set forth in this Offer to Purchase and the Fund’s Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, with respect to a Fund, constitute “Offer Documents”). The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share (“NAV”) as determined by a Fund at the close of regular trading on the New York Stock Exchange (the “NYSE”) on October 16, 2009, or such later date to which the Fund’s Offer is extended (the “Per Share Amount”).

The Offers are being extended to all holders of Common Stock (“Stockholders”) of the Funds and are not conditioned upon the receipt of financing or upon any minimum number of shares of Common Stock being tendered. The Offers are subject to the conditions described in “The Offers – Conditions to each Offer.”

Common Stock tendered in an Offer that, because of proration, is not purchased will be returned at our expense to you or to other persons at your discretion.

No Fund nor any Board of Directors (“Board”) is making any recommendation to any Stockholder as to whether to tender or refrain from tendering Common Stock in an Offer. Each Stockholder is urged to read the Offer Documents carefully in evaluating an Offer. No person has been authorized to give any information or to make any representations in connection with an Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or its Board.

Stockholders who determine not to tender their Common Stock in an Offer should consider that a Fund will not be limited in its right to issue additional shares of Common Stock, and other equity securities in the future. In determining whether to tender Common Stock pursuant to an Offer, Stockholders should also consider the possibility that they may be able to sell their Common Stock in the future on the NYSE Amex (formerly, the American Stock Exchange) or otherwise at a net price higher than the Per Share Amount. A Fund can give no assurance, however, as to the price at which a Stockholder may be able to sell their Common Stock in the future. See “The Offers – Certain Effects of the Offers.”

The table below shows for each Fund the ticker symbol, the outstanding shares of Common Stock as of September 15, 2009, the NAV as of September 15, 2009, and the closing price as of September 15, 2009 on the NYSE Amex:

Fund	Ticker	Outstanding	NAV	Closing Price
	Symbol	Shares of
		Common Stock
California Intermediate	NBW	6,119,419	$14.40	$13.38
Income Opportunity	NOX	15,960,945	$6.32	$5.75
Real Estate Income	NRO	68,492,839	$3.02	$2.89

The Common Stock of each Fund is listed and traded on the NYSE Amex.

You are urged to obtain current market quotations for the Common Stock. Stockholders may contact Mellon Investor Services LLC, the information agent for each Offer (“Information Agent”), at (866) 223-8669 (toll free) to obtain NAV quotations for the Common Stock prior to 5:00 p.m., New York City time, on the expiration date.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offers – Terms of each Offer; Expiration Date,” stock transfer taxes on the sale of Common Stock pursuant to an Offer. However, if you own Common Stock through a broker or other nominee, and your broker tenders your Common Stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses of Mellon Investor Services LLC, the depositary (the “Depositary”) and the information agent (the “Information Agent”) for each Offer, incurred in connection with the Offers. See “The Offers – Fees and Expenses.” You may be subject to federal income tax on the receipt of cash for Common Stock purchased by us pursuant to an Offer. In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Stockholders, provide an IRS Form W-8), you may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to you pursuant to an Offer, and certain non-U.S. Stockholders may be subject to a 30% income tax withholding. See “The Offers – Material Tax Considerations.”

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO AN OFFER.

If you do not wish to tender your Common Stock, you need not take any action.

THE OFFERS

1. Terms of each Offer; Expiration Date

     Upon the terms and subject to the conditions set forth in each Offer, we will accept for payment and pay cash for up to 10% of California Intermediate’s outstanding shares of Common Stock, 10% of Income Opportunity’s outstanding shares of Common Stock and 5% of Real Estate Income’s outstanding shares of Common Stock (such amount, with respect to a Fund, constituting the “Offer Amount”), or the number of shares of Common Stock in the aggregate shown below, validly tendered and not withdrawn prior to the Expiration Date (as defined below):

Fund	Number of Shares of
Common Stock
California Intermediate	611,942
Income Opportunity	1,596,095
Real Estate Income	3,424,642

Each Fund reserves the right to extend its Offer to a later Expiration Date. The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 98% of the NAV as determined by a Fund at the close of regular trading on the NYSE on October 16, 2009, or such later date to which the Offer is extended. You can obtain current NAV quotations from the Depositary by calling (866) 223-8669 (toll free) during normal business hours. Stockholders tendering Common Stock shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Common Stock tendered pursuant to an Offer. See “The Offers – Price Range of Common Stock; Dividends.” Under no circumstances will interest be paid on the tender price for tendered Common Stock, regardless of any extension of or amendment to an Offer or any delay in paying for such Common Stock.

     If the Common Stock tendered and not withdrawn prior to the expiration date is less than or equal to the Offer Amount, a Fund will, upon the terms and conditions of its Offer, purchase all Common Stock so tendered. In such a case, Stockholders in the Distribution Reinvestment Plan (the “DRIP”) who properly tender all their Common Stock and do not withdraw such tender, we will deem to have given instructions under the DRIP to receive their last distribution in cash. If more than the Offer Amount for a Fund is tendered pursuant to the Fund’s Offer and not withdrawn, the Fund will purchase the Offer Amount on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock) based on the number of shares of Common Stock properly tendered and not withdrawn by each Stockholder prior to the Expiration Date. See “The Offers – Acceptance for Payment and Payment.” In each case, a Fund may determine not to purchase any Common Stock because one or more conditions described in the section “The Offers – Conditions to each Offer” of this Offer to Purchase are not met.

     With respect to each Offer, “Expiration Date” means 5:00 p.m., New York City time, on October 16, 2009, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

     Stockholders should consider the relative costs of tendering Common Stock at a 2% discount to NAV pursuant to the Offers or selling Common Stock at the market price with the associated transaction costs.

     If a Stockholder holds in the aggregate less than one hundred shares of Common Stock (i.e., an “odd lot”) and tenders all his or her Common Stock, and so certifies in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, all such Common Stock tendered will be accepted and will not be taken into account in prorating the remaining Common Stock. In such a case, a Stockholder in the DRIP who properly tenders all his or her Common Stock and does not withdraw such tender, we will deem to have given instructions under the DRIP to receive his or her last distribution in cash.

     Except as described herein, withdrawal rights expire on the Expiration Date. Each Fund does not contemplate extending its Offer or increasing the Common Stock covered by its Offer if more than the Offer Amount is tendered.

     Each Fund’s Offer is being made to all Stockholders of Common Stock of that Fund and is not subject to the receipt of financing or upon any minimum number of shares of Common Stock being tendered in the Offer. Each Fund’s Offer is subject to other conditions as described in “The Offers – Conditions to each Offer.”

     Each Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which its Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date. There can be no assurance, however, that a Fund will exercise its right to extend its Offer. If a Fund decides, in its sole discretion, to decrease the number of shares of Common Stock being sought and, at the time that notice of such decrease is first published, sent or given to holders of Common Stock in the manner specified below, the Fund’s Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Common Stock previously tendered and not withdrawn will remain subject to an Offer, subject to the right of a tendering Stockholder to withdraw his or her Common Stock.

     If a Fund makes a material change in the terms of an Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend its Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Common Stock previously tendered and not withdrawn will remain subject to the applicable Offer, subject to the right of a tendering Stockholder to withdraw his or her Common Stock.

     Subject to the terms and conditions of its Offer, each Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

     Tendering Stockholders will not be obligated to pay transfer taxes on the purchase of Common Stock by a Fund, except as set forth below. If payment of the purchase price is to be made to, or Common Stock not tendered or not purchased is to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Stock to a Fund pursuant to an Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

     The table below shows for each Fund the outstanding shares of Common Stock as of September 15, 2009:

Fund	Outstanding Shares of
Common Stock
California Intermediate	6,119,419
Income Opportunity	15,960,945
Real Estate Income	68,442,839

Each Fund has been advised that no Directors or officers of the Fund intend to tender any Common Stock pursuant to the Offer.

2. Extension of Tender Period; Termination; Amendment

     Each Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that a Fund so elects to extend the tender period, the NAV for the Common Stock tendered will be computed as of the close of ordinary trading on the NYSE on the Expiration Date, as extended. During any such extension, all Common Stock previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. Each Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate its Offer and not to purchase or pay for any Common Stock or, subject to applicable law, postpone payment for Common Stock upon the occurrence of any of the conditions specified in the section “The Offers – Conditions to each Offer” of this Offer to Purchase; and (b) amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of shares of Common Stock tendered as of that date. Without limiting the manner in which a Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If a Fund materially changes the terms of its Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) a Fund increases or decreases the price to be paid for Common Stock, or the Fund increases or decreases the number of shares of Common Stock being sought and (ii) an Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3. Acceptance for Payment and Payment

     Upon the terms and subject to the conditions of its Offer, each Fund will accept for payment, and will pay cash for, Common Stock validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offers – Withdrawal Rights” of this Offer to Purchase, promptly after the Expiration Date of the Offer. In addition, each Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Common Stock pending receipt of any regulatory or governmental approvals to its Offer as described under the caption “The Offers – Plans and Proposals of the Funds; Regulatory Approvals.” For a description of a Fund’s right to terminate its Offer and not accept for payment or pay for Common Stock or to delay acceptance for payment or payment for Common Stock, see “The Offers – Extension of Tender Period; Termination; Amendment.”

     For purposes of its Offer, a Fund shall be deemed to have accepted for payment tendered Common Stock when, as and if the Fund gives oral or written notice of its acceptance to the Depositary. A Fund will pay for Common Stock accepted for payment pursuant to its Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from a Fund and transmitting such payments to you. In all cases, payment for Common Stock accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of such Common Stock via the Direct Registration System (“DRS”) (or of a confirmation of a book-entry transfer of such Common Stock into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offers – Procedure for Tendering Common Stock”)), a properly completed and duly executed Letter of Transmittal or Agent’s Message and any other required documents. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Common Stock and other required documents occurs at different times. For a description of the procedure for tendering Common Stock pursuant to an Offer, see “The Offers – Procedure for Tendering Common Stock.” Pursuant to an Offer, Common Stock that has been tendered and accepted for payment by the Fund will constitute authorized but unissued Common Stock.

     Under no circumstances will a Fund pay interest on the consideration paid for Common Stock pursuant to an Offer, regardless of any delay in making such payment. If a Fund increases the consideration to be paid for Common Stock pursuant to its Offer, the Fund will pay such increased consideration for all Common Stock purchased pursuant to the Offer.

     If any tendered Common Stock is not purchased pursuant to an Offer for any reason, other than as a result of the proration procedures described below, or if more Common Stock is submitted than are tendered, such unpurchased or untendered Common Stock will be returned to your account held through the DRS or, in the case of Common Stock tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

     If more than the Offer Amount for a Fund is validly tendered and not withdrawn prior to the Expiration Date, that Fund will accept for payment and pay for only the Offer Amount on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock) based on the number of shares of common stock properly tendered by each Stockholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Stock that is not accepted for payment and paid for because of proration will be returned at our expense to you or to other persons at your discretion.

     If a Fund is delayed in its acceptance for payment of, or in its payment for, Common Stock, or is unable to accept for payment or pay for Common Stock pursuant to its Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Common Stock, and such Common Stock may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in the section “The Offers – Withdrawal Rights” of this Offer to Purchase.

     The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 98% of the NAV as determined by a Fund at the close of regular trading on the NYSE on October 16, 2009, or such later date to which its Offer is extended.

     If you own Common Stock through a broker or other nominee, and your broker or nominee tenders your Common Stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

4. Procedure for Tendering Common Stock

     To tender Common Stock pursuant to an Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (B) for Common Stock held at The Depository Trust Company, delivery of such Common Stock pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

     Stockholders having Common Stock that is registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Common Stock.

     If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to a Fund of their authority to so act.

     Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Funds, the Information Agent or the Book-Entry Transfer Facility (as defined below). Any documents delivered to the Funds, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

     Book-Entry Delivery. The Depositary has established an account with respect to the Common Stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of an Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Common Stock by causing the Book-Entry Transfer Facility to transfer such Common Stock into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Stock may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Stock that is the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (i)(a) the Letter of Transmittal is signed by the registered holder(s) of the Common Stock tendered herewith exactly as the name of such holder(s) appears on the Direct Registration Account(s), (b) payment and delivery are to be made directly to such holder(s) and (c) such holder(s) have not completed the instruction entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Common Stock is tendered for the account of an Eligible Institution.

     Guaranteed Delivery. If you wish to tender Common Stock pursuant to an Offer and cannot deliver such Common Stock and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Common Stock if all of the following conditions are met:

(i) for Common Stock held in street name, such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Common Stock held in street name, confirmation of a book-entry transfer of such Common Stock into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three NYSE Amex trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Common Stock and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Back-up Withholding. Under the federal income tax law, the Depositary will be required to withhold 28% of the amount of any payments made to individuals and certain non-corporate Stockholders pursuant to an Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

     Validity. Each Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Stock, and our determination shall be final and binding. Each Fund reserves the absolute right to reject any or all tenders of Common Stock that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. Each Fund also reserves the absolute right to waive any defect or irregularity in any tender of Common Stock. Each Fund’s interpretation of the terms and conditions of an Offer will be final and binding. None of the Funds, the Depositary, the

Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     The tender of Common Stock pursuant to any one of the procedures described above will constitute your acceptance of an Offer, as well as your representation and warranty that (i) you own the Common Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Common Stock complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Common Stock tendered, as specified in the Letter of Transmittal. A Fund’s acceptance for payment of Common Stock tendered by you pursuant to an Offer will constitute a binding agreement between the Fund and you with respect to such Common Stock, upon the terms and subject to the conditions of the Offer.

     By submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Common Stock tendered in accordance with the terms and subject to the conditions of an Offer, in consideration of the acceptance for payment of such Common Stock in accordance with the terms of the Offer, the tendering Stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Common Stock that is being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Stock after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Common Stock (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Common Stock (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Stockholder, of the purchase price, (b) present such Common Stock (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Stock (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Stockholder with respect to such Common Stock (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Stockholder (and, if given, will not be effective.)

     By submitting the Letter of Transmittal, and in accordance with the terms and conditions of an Offer, the tendering Stockholder also shall be deemed to represent and warrant that: (a) the tendering Stockholder has full power and authority to tender, sell, assign and transfer the tendered Common Stock (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Common Stock after the Expiration Date); (b) when and to the extent a Fund accepts the Common Stock for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Stock (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Common Stock after the Expiration Date); and (d) the tendering Stockholder has read the Offer Documents and agreed to all of the terms of the Offer.

5. Withdrawal Rights

     You may withdraw tenders of Common Stock made pursuant to an Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 16, 2009 unless such Common Stock is accepted for payment as provided in an Offer. If a Fund extends the period of time during which an Offer is open or are delayed in accepting for payment or paying for Common Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on the Fund’s behalf, retain all Common Stock tendered, and such Common Stock may not be withdrawn except as otherwise provided in this section.

     To withdraw tendered Common Stock, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Common Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Common Stock to be withdrawn and the number of shares of Common Stock to be withdrawn and the name of the registered holder of Common Stock, if different from that of the person who tendered such Common Stock. If the Common Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Stock tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Stock. In addition, such notice must specify, in the case of Common Stock tendered by DRS transaction, the name of the registered holder (if different from that of the tendering Stockholder) and the number of shares of Common Stock to be withdrawn or, in the case of Common Stock tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Stock. Withdrawals may not be rescinded, and Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Common Stock may be re-tendered by again following one of the procedures described in “The Offers – Procedure for Tendering Common Stock” at any time prior to the Expiration Date.

     Each Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding. None of the Funds, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6. Material Tax Considerations

     The following is a discussion of material U.S. federal income tax consequences of the Offers to holders of Common Stock whose stock is tendered and accepted for payment pursuant to the Offers. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the U.S. federal income tax law. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the Common Stock tendered is held as “capital assets” within the meaning of Code section 1221.

     Each holder of Common Stock should consult its own tax advisor as to the particular U.S. federal income tax consequences to it of participating in an Offer and the applicability and effect of state, local or foreign tax laws.

     The tax treatment of a holder that tenders its Common Stock in the Offers will depend on whether the holder’s receipt of cash for Common Stock pursuant to the Offers is treated as a sale or exchange of the Common Stock or instead as a distribution with respect to the Fund’s stock that is actually or constructively owned by the holder.

     U.S. Holders. As used herein, the term “U.S. Holder” means any holder of Common Stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity treated as such that is created or organized in or under the laws of the United States, (3) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (4) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.

     Characterization of the Sale of Common Stock Pursuant to the Offers. The sale of Common Stock by a holder pursuant to the Offers will be treated as a “sale or exchange” for U.S. federal income tax purposes only if the receipt of cash upon such sale:

     1. is “substantially disproportionate” with respect to the holder;

     2. results in a “complete redemption” of a Fund’s stock owned by the holder; or

     3. is “not essentially equivalent to a dividend” with respect to the holder.

     In determining whether any of the above three tests is satisfied, a holder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of a Fund’s stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

     1. Substantially Disproportionate

     The purchase of Common Stock pursuant to an Offer will be substantially disproportionate with respect to a holder if the percentage of a Fund’s then outstanding stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund’s stock owned by the holder determined immediately before the purchase. In no event will a purchase of Common Stock be substantially disproportionate with respect to a holder that owns 50% or more of a Fund’s combined voting power after the conclusion of an Offer.

     2. Complete Redemption

     The purchase of Common Stock pursuant to an Offer will result in a complete redemption of a holder’s equity interest if (i) all of a Fund’s stock actually owned by the holder is sold pursuant to the Offer, (ii) all of the Fund’s stock constructively owned by the holder, is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s stock that otherwise would be considered as constructively owned by the holder and (iii) after the Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

     3. Not Essentially Equivalent to a Dividend

     The purchase of Common Stock pursuant to an Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder’s proportionate interest in a Fund’s stock as a result of the Fund’s purchase of Common Stock constitutes a “meaningful reduction” of the holder’s interest. Whether the receipt of cash by a holder who sells Common Stock pursuant to an Offer will result in such a meaningful reduction will depend upon the holder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

     Assuming any of the above three tests is satisfied with respect to a sale of Common Stock by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Common Stock sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Common Stock sold was held for more than one year. Capital loss can generally only be used to offset capital gain. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

     If none of the three tests is satisfied with respect to a sale of Common Stock by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from a Fund with respect to the U.S. Holder’s stock in an amount equal to the cash it receives pursuant to the Offer. The distribution, in form, will likely be treated as a taxable ordinary income dividend, although it is possible that the distribution could be treated as a tax-exempt dividend (in the case of Funds paying such dividends), a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Current law imposes a maximum 15% U.S. federal income tax rate with respect to “qualified dividend income” of U.S. individuals. However, a Fund’s dividends will only be treated as qualified dividend income to the extent of dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions. Dividends paid by real estate investment trusts (“REITs”), and dividends paid by a regulated investment company that are attributable to dividends received from REITs, generally are not “qualified dividend income.” Thus, all or a portion of any amount that a U.S. Holder receives from a Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds a Fund’s current or accumulated earnings and profits will reduce the U.S. Holder’s tax basis in its Common Stock until that basis is brought to zero and then as gain from the sale or exchange of such Common Stock. Any basis of a U.S. Holder in Common Stock surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of a Fund’s stock.

     Foreign Holders. As used herein, the term “Foreign Holder” means any holder other than a U.S. Holder. The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of a Fund’s stock at any time. Any such Foreign Holders should consult their own tax advisor regarding the U.S.

federal income tax consequences of the Offers. Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Common Stock pursuant to an Offer unless (i) the gain is effectively connected with the foreign Holder’s conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

     To the extent a portion of the sales proceeds paid pursuant to an Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which a Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable forms, that such Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.

     Foreign Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax law.

     Backup Withholding. Payments to U.S. Holders pursuant to an Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements. However, if you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

     If we are not provided with the correct TIN or an adequate basis for exemption, you may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

     This tax discussion is included for general information. The tax consequences of the receipt of cash pursuant to the Offers may vary depending on, among other things, the particular circumstances of the offering holder. No information is provided as to the state, local or foreign tax consequences of the Offers. Holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering Common Stock under the Offers and the effect of the constructive ownership rules mentioned above.

7. Price Range of Common Stock; Dividends

     Each Fund’s Common Stock is listed and principally traded on the NYSE Amex. The following table sets forth for the periods indicated the high and low sales prices per share of Common Stock on the NYSE Amex based on published financial sources.

California Intermediate

		High	Low
2007
	Third Quarter	$14.53	$13.34
	Fourth Quarter	$13.59	$12.39
2008
	First Quarter	$14.16	$12.94
	Second Quarter	$13.30	$12.66
	Third Quarter	$12.74	$11.70
	Fourth Quarter	$11.45	$8.15
2009
	First Quarter	$12.40	$10.65
	Second Quarter	$13.06	$11.80

Income Opportunity

		High	Low
2007
	Third Quarter	$14.90	$10.68
	Fourth Quarter	$13.21	$10.49
2008
	First Quarter	$11.79	$9.76
	Second Quarter	$11.12	$9.80
	Third Quarter	$9.78	$6.90
	Fourth Quarter	$7.85	$2.35
2009
	First Quarter	$3.78	$2.56
	Second Quarter	$4.82	$3.15

Real Estate Income

		High	Low
2007
	Third Quarter	$16.11	$11.38
	Fourth Quarter	$14.90	$10.92
2008
	First Quarter	$12.30	$9.37
	Second Quarter	$11.67	$9.35
	Third Quarter	$9.55	$6.42
	Fourth Quarter	$7.35	$1.22
2009
	First Quarter	$2.32	$0.84
	Second Quarter	$2.34	$1.29

The table below shows the closing price on the NYSE Amex of the Common Stock of each Fund on September 15, 2009:

Fund	Closing Price
California Intermediate	$13.38
Income Opportunity	$5.75
Real Estate Income	$2.89

     We urge you to obtain current market quotations for the Common Stock.

     Stockholders tendering Common Stock shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Common Stock tendered pursuant to the Offers. Each Fund’s Board has or will declare a cash dividend with a record date occurring before the Expiration Date and, accordingly, holders of Common Stock purchased pursuant to an Offer will receive such dividend with respect to such Common Stock. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

     If a Stockholder holds in the aggregate less than one hundred shares of Common Stock (i.e., an “odd lot”) and tenders all his or her Common Stock, and so certifies in the Letter of Transmittal (directly or indirectly through his or her broker) and, if applicable, in the Notice of Guaranteed Delivery, all such Common Stock tendered will be accepted and will not be taken into account in prorating the remaining Common Stock. In such a case, a Stockholder in the DRIP who properly tender all his or her Common Stock and does not withdraw such tender, we will deem to have given instructions under the DRIP to receive his or her last distribution in cash.

8. Certain Information Concerning the Funds.

     Each Fund’s principal executive offices are located at 605 Third Avenue, New York, NY 10158-0180, telephone: (877) 461-1899.

     Available Information about the Funds. Each Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the

Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. Each Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s directors and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. Each Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

     Except as otherwise stated in the Offers, the information concerning each Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

     Agreements Involving the Funds. Neuberger Berman Management LLC (“NB Management”) acts as the investment manager for each Fund pursuant to a management or advisory agreement. NB LLC acts as the sub-adviser to California Intermediate, Income Opportunity and Real Estate Income pursuant to a sub-advisory agreement with NB Management. Neuberger Berman Fixed Income LLC acts as an additional sub-adviser to Income Opportunity pursuant to a sub-advisory agreement with NB Management. No Fund is responsible for payment of any sub-advisory fees.

     NB Management has entered into a contractual fee waiver arrangement with each of California Intermediate, Income Opportunity and Real Estate Income to waive a portion of its management fee for a specified number of years. NB Management recently announced on February 6, 2009 that it would voluntarily extend the contractual management fee waivers currently in place for each of California Intermediate, Income Opportunity and Real Estate Income for an additional one-year period.

     Each Fund also is a party to certain other service agreements. Each Fund has an administration agreement with NB Management that provides that NB Management shall supervise the business and affairs of the Fund and shall provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund. The Bank of New York Mellon serves as each Fund’s transfer agent, registrar, and dividend paying agent. State Street Bank and Trust Company (“State Street”) serves as the Custodian for each Fund.

     Real Estate Income also has entered into a $240 million secured, committed, three-year revolving credit facility (the “Facility”) with State Street pursuant to a Credit Agreement dated as of September 4, 2008. Under the terms of the Facility, interest is charged on Libor Loans at an adjusted Libor rate and is payable on the last day of each interest period. Real Estate Income paid an up-front fee for the Facility and pays a Facility fee in arrears based on the entire amount of the Facility. There were $25,000,000 in loans outstanding pursuant to the Facility at September 15, 2009.

9. Source and Amount of Funds

     The actual cost to each Fund cannot be determined at this time because the number of shares of Common Stock to be purchased will depend on the number tendered, and the price will be based on the NAV on the Expiration Date. If the NAV on that date were the same as the NAV on September 15, 2009, and if the Offer Amount for each Fund is purchased pursuant to its Offer, the estimated cost to each Fund, not including fees and expenses incurred in connection with its Offer, would be approximately:

Fund	Estimated Cost
California Intermediate	$8,634,502
Income Opportunity	$9,879,828
Real Estate Income	$10,136,940

     Each Fund intends to use cash on hand and also may sell portfolio securities to pay the purchase price for Common Stock tendered. The Board believes that the Fund has monies, either as cash or through the sale of portfolio securities, to purchase the Common Stock that may be tendered pursuant to its Offer. However, if, in the judgment of the Board, there is not sufficient monies to pay for tendered Common Stock, a Fund may terminate its Offer. See “The Offers – Conditions to each Offer.”

10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock.

     The business address of the Directors and executive officers of each Fund is 605 Third Avenue, New York, New York 10158-0180. As of September 15, 2009, the Directors and executive officers of each Fund did not beneficially own any Common Stock except for Faith Colish, a Director of each Fund, who owned 100 shares of Common Stock of Income Opportunity and 240 shares of Common Stock of Real Estate Income. The Common Stock held by Ms. Colish constitutes less than 1% of the outstanding Common Stock of each Fund.

     Based upon each Fund’s records and upon information provided to the Fund by its Directors and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, has effected any transactions in the Common Stock except for distribution reinvestment, during the sixty business day period prior to the date hereof.

     To the best of each Fund’s knowledge, none of the Fund’s executive officers, Directors, or affiliates, including NB LLC, currently intends to tender Common Stock, if any, held of record or beneficially by such person for purchase pursuant to the Offers.

     Except as set forth in this Offer to Purchase, to the best of each Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or directors, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11. Certain Effects of the Offers.

     Effect on NAV and Consideration Received by Tendering Stockholders. To pay the aggregate purchase price of Common Stock accepted for payment pursuant to the Offers, each Fund anticipates using cash on hand and also may sell portfolio securities to pay the purchase price for Common Stock tendered.

     If a Fund is required to sell portfolio securities to raise cash to finance its Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per share of Common Stock to be paid in an Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Stockholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of an Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per share of Common Stock for non-tendering Stockholders.

     Stockholders should note that an Offer may result in accretion to a Fund’s NAV following the Offer, due to the fact that the tender price would represent a 2% discount to the Fund’s NAV at that time. There is no guarantee that the potential accretion to a Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of its Offer.

     A Fund may sell portfolio securities during the pendency of its Offer to raise the cash for the purchase of Common Stock. Thus, it is likely that during the pendency of its Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund’s ability to meet its investment objective.

     A Fund is required by law to pay for tendered Common Stock it accepts for payment promptly after the Expiration Date of its Offer. Because a Fund will not know the number of shares of Common Stock tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Common Stock. If on or prior to the Expiration Date a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Common Stock tendered, it may extend its Offer to allow additional time to raise sufficient cash.

     Reduction in Shares Outstanding. A Fund’s purchase of Common Stock in its Offer will reduce the number of its shares of Common Stock that might otherwise trade publicly and may reduce the number of its Stockholders. Assuming each Offer is fully subscribed, each Fund will have the following number of shares of Common Stock outstanding following the purchase of Common Stock tendered in the Offer:

Outstanding Shares of Common
Fund	Stock after the Offer
California Intermediate	5,507,477
Income Opportunity	14,364,850
Real Estate Income	65,068,197

The actual number of shares of Common Stock outstanding will depend on the number of shares of Common Stock tendered and purchased in an Offer. This may reduce the volume of trading in the Common Stock and make it more difficult to buy or sell significant amounts of Common Stock without affecting the market price, which could adversely affect continuing Stockholders.

     Each Fund’s Common Stock currently constitutes “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Stock as collateral when certain conditions are met, including exceeding a minimum market price per share of Common Stock. Each Fund believes that, following the purchase of Common Stock pursuant to its Offer, the Common Stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

     Stock Exchange Listing. Common Stock each Fund acquires pursuant to its Offer will be canceled and returned to the status of authorized but unissued stock and will be available for a Fund to issue without further Stockholder action (except as required by applicable law or the rules of the NYSE Amex or any other securities exchange on which the Common Stock is then listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business and the satisfaction of obligations under existing or future compensation programs for Directors.

     Effect on Registration. As noted earlier, the Common Stock is registered under the 1940 Act and the Exchange Act, which requires, among other things, that a Fund furnish certain information to its Stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of its Stockholders. Each Fund believes that its purchase of Common Stock pursuant to its Offer will not result in deregistration of its Common Stock under the 1940 Act or the Exchange Act. Moreover, the Offer also allows Stockholders to sell a portion of their Common Stock while retaining a continuing equity interest in the Fund.

     Recognition of Capital Gains. As noted, each Fund will likely be required to sell portfolio securities pursuant to its Offer. If a Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund’s fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund’s performance.

     Tax Consequences of Repurchases to Stockholders. Each Fund’s purchase of tendered Common Stock pursuant to its Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See “The Offers – Material Tax Considerations.”

     Effect on Remaining Stockholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Common Stock by each Fund pursuant to its Offer will have the effect of increasing the proportionate equity interest in the Fund of non-tendering Stockholders, and thus, in the Fund’s future earnings and assets. Stockholders may be able to sell non-tendered Common Stock in the future on the NYSE Amex or otherwise at a net price as high as or higher than the Per Share Amount. The Funds can give no assurance, however, as to the price at which a Stockholder may be able to sell their Common Stock in the future.

     All Stockholders remaining after an Offer will be subject to any increased risks associated with the reduction in a Fund’s aggregate assets resulting from payment for the tendered Common Stock, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of a Fund as a result of an Offer may result in less investment flexibility for the Fund, depending on the number of shares of Common Stock repurchased, and may have an adverse effect on the Fund’s investment performance.

     Possible Proration. If greater than the Offer Amount for a Fund is tendered pursuant to an Offer, that Fund would, upon the terms and subject to the conditions of the Offer, purchase Common Stock tendered on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock). Accordingly, Stockholders cannot be assured that all of their tendered Common Stock will be repurchased.

12. Purpose of the Offers.

     The Offers are part of semi-annual tender offer programs consisting of up to four tenders over a two-year period that was approved by the Boards in February 2009 (each a “tender offer program”). Under a tender offer program, if a Fund’s Common Stock trades at an average daily discount to NAV of greater than 10% during a 12-week measurement period, the Fund would conduct a tender offer for between 5% and 20% of its outstanding shares of Common Stock at a price equal to 98% of its NAV determined on the day the tender offer expires. The tender offer program, along with the tender offer that was completed in May 2009, were considered as part of each Board’s review of available options to enhance Stockholder value and are the latest in a series of steps taken by the Board and Neuberger Berman Management LLC, each Fund’s investment manager, to address the discount at which each Fund’s Common Stock has typically traded.

     There can be no assurance that an Offer will reduce or eliminate any spread between market price and the NAV of a Fund’s Common Stock. The market price of a Fund’s Common Stock will, among other things, be determined by the relative demand for and supply of Common Stock in the market, the Fund’s investment performance, the Fund’s distributions and yields and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offers are being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offers, each Board will continue its comprehensive review of potential actions that may benefit its respective Fund and Fund’s Stockholders. Therefore no Fund can assure you that it will make a similar tender offer in the future other than any tender offers pursuant to its tender offer program.

     Neither a Fund nor its Board makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any or all of such Stockholder’s Common Stock and has not authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Common Stock and, if so, how many shares of Common Stock to tender.

13. Conditions to each Offer

     Notwithstanding any other provision of the Offers, it is the announced policy of each Board, which may be changed by the Directors, that a Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Stock from the NYSE Amex; (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Common Stock tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE Amex or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Common Stock was purchased; or (4) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders. The Directors may modify these conditions in light of experience.

     Each Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. If a Fund determines to terminate or amend its Offer or to postpone the acceptance for payment of or payment for Common Stock tendered, it will, to the extent necessary, extend the period of time during which its Offer is open as provided in the section “The Offers – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, a Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in the section “The Offers – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

     The foregoing conditions are for the sole benefit of each Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. A Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by a Fund concerning the events described above will be final and binding on all parties.

14. Plans or Proposals of the Funds; Regulatory Approvals

     Except to the extent described herein, each Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from its Offer, the previously announced tender offer program or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

     Except as described in this Offer to Purchase, each Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Common Stock as contemplated by its Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Common Stock as contemplated by the Offer. Should any such approval or other action be required, each Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Stock tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. Each Fund’s obligation to accept for payment and pay for Common Stock under its Offer is subject to various conditions. See “The Offers – Conditions to each Offer.”

15. Fees and Expenses

     Each Fund has retained Mellon Investor Services LLC to act as the Information Agent and Depositary in connection with the Offers. The Information Agent may contact holders of Common Stock by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     The Funds will not pay any fees or commissions to any broker or dealer, commercial bank, trust company or other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Stock pursuant to the Offers. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Funds, the Information Agent, or the Depositary for purposes of the Offers.

16. Miscellaneous

     Each Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Stock in such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Funds not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offers – Certain Information Concerning the Funds” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

NEUBERGER BERMAN CALIFORNIA INTERMEDIATE MUNICIPAL FUND INC.
NEUBERGER BERMAN INCOME OPPORTUNITY FUND INC.
NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

September 18, 2009

The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below. If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its addresses and relevant telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary and Information Agent for the Offer is:

Mellon Investor Services LLC

(866) 223-8669 (toll free)

By First Class Mail, By Overnight Courier, By Hand:

By First Class Mail:	By Registered Certified	By Hand:
or Express Mail
Mellon Investor Services	or Overnight Courier:	Mellon Investor Services LLC
LLC		Newport Office Center VII
Attn: Corporate Action	Mellon Investor Services LLC	480 Washington Boulevard
Dept., 27th Floor	Newport Office Center VII	Mail Drop – Reorg
P.O. Box 3301	480 Washington Boulevard	Attn: Reorganization Dept.,
South Hackensack, NJ	Mail Drop – Reorg	27th Floor
07606	Attn: Reorganization Dept.,	Jersey City, NJ 07310
27th Floor
Jersey City, NJ 07310

J0419 09/09